Exhibit (a)(1)(I)

Cash Offer by

Parker-Hannifin Corporation

for

Denison International plc

Parker-Hannifin Corporation, an Ohio corporation (“Parker”), announces that, by means of this advertisement and the Offer To Purchase (which, together with the related Letter of Transmittal and the related Form of Acceptance, constitute the “Offer Documents”), dated December 19, 2003 (the “Offer To Purchase”), it is making an offer (the “Offer”) to purchase all outstanding A Ordinary Shares, £8.00 par value per share (the “A Ordinary Shares”), and all Ordinary Shares, $0.01 par value per share (the “Ordinary Shares”) outstanding at any time during the Offer, including those Ordinary Shares represented by American Depositary Shares each representing one Ordinary Share (the “ADSs,” and together with the A Ordinary Shares and the Ordinary Shares, the “Shares”), which ADSs are evidenced by American Depositary Receipts (“ADRs”), of Denison International plc, a public limited company organized under the laws of England and Wales.

Terms defined in the Offer Documents have the same meaning in this advertisement.

Subject to the Offer becoming or being declared wholly unconditional, holders of Shares who accept the Offer will receive US$24.00 per Share in cash, without interest, on the terms and subject to the conditions set forth in the Offer.

The Offer is, by means of this advertisement, extended to all persons to whom the Offer to Purchase may not be, or has not been, dispatched who hold, or are entitled to have allotted or issued to them, any Shares. Copies of the Offer Documents are available for collection in the United Kingdom during normal business hours from Georgeson Shareholder Communications Inc., Crosby Court, 38 Bishopsgate, London, EC2N 4AF, England. Copies of the Offer Documents are available for collection in the United States during normal business hours from Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor New York, NY 10004.

The full terms of the Offer (including details of how the Offer may be accepted) are set out in the Offer Documents. This advertisement alone does not constitute and must not be construed as an offer. Holders of Shares who accept the Offer may rely only on the Offer Documents for all terms and conditions of the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 A.M., NEW YORK CITY TIME, ON

THURSDAY, JANUARY 22, 2004, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is not being made, directly or indirectly, in or into Australia, Canada or Japan or by use of the mails of, or by any means or instrumentality of interstate or foreign commerce of, or of any facility of a national securities exchange of and should not be accepted in or from, or by any such use, means, instrumentality or facilities of, Australia, Canada or Japan. This includes, but is not limited to, facsimile transmission, e-mail, telex and telephone. Accordingly, copies of the Offer Documents are not being, and must not be, mailed or otherwise distributed or sent in, into or from Australia, Canada or Japan. Except with the consent of Parker, persons receiving such documents (including, without limitation, custodians, nominees and trustees) must not distribute, mail or send them in, into or from Australia, Canada or Japan, use any such mails, means, instrumentality or facility in connection with the Offer unless certain exemptions from the requirements for the relevant jurisdictions are applicable, and so doing may invalidate any related purported acceptance of the Offer. Persons wishing to tender Shares must not use the Australian, Canadian or Japanese mails or any such means, instrumentality or facility for any purpose directly or indirectly relating to acceptance of the Offer. Except with the agreement of Parker, envelopes containing a Form of Acceptance or Letter of Transmittal in respect of the Offer must not be postmarked in Australia, Canada or Japan or otherwise dispatched from those jurisdictions and all acceptors must provide addresses outside Australia, Canada and Japan for the receipt of the consideration to which they are entitled under the Offer or for the return of the Form of Acceptance, Letter of Transmittal, share certificates, or other documents of title unless certain exemptions from the requirements of the relevant jurisdictions apply.

This advertisement is not being published or otherwise distributed, directly or indirectly, in or into Australia, Canada or Japan and persons reading this advertisement (including custodians, trustees and nominees) must not distribute or send this advertisement or the Offer Documents in or into Canada, Australia or Japan.

The Information Agent for the Offer is:

Banks and Brokers Call: 00 44 207 335 8730

Freephone: 00 800 3333 44 33

December 19, 2003